UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 25, 2011

(Date of Earliest Event Reported)

Volcom, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51382	33-0466919
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1740 Monrovia Avenue

Costa Mesa, California 92627

(Address of Principal Executive Offices) (Zip Code)

(949) 646-2175

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 25, 2011, the Board of Directors of Volcom, Inc. (the “Company”) approved an updated form of indemnification agreement (the “Indemnification Agreement”) and authorized the Company to enter into the Indemnification Agreement with the Company’s directors and officers (each an “Indemnitee”).

The Indemnification Agreement provides that the Company will indemnify each Indemnitee to the fullest extent permitted by applicable law against any and all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit or proceeding to which the Indemnitee is a party by reason of the fact that (i) the Indemnitee is or was a director and/or officer of the Company or (ii) the Indemnitee is or was serving at the request of the Company as a director, officer, employee and/or agent of another entity. If so requested by the Indemnitee, the Company will advance any and all expenses incurred by such Indemnitee, or reasonably expected by Indemnitee to be incurred by Indemnitee within three months, in connection with any such action, suit or proceeding, subject to reimbursement by Indemnitee if it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company under the provisions of the Indemnification Agreement. The Indemnification Agreement also sets forth the procedures that will apply in the event that the Indemnitee seeks indemnification or expense advancement thereunder. The indemnification rights provided for in the Indemnification Agreement are in addition to any rights to indemnification that the Indemnitee may have under the Company’s certificate of incorporation or bylaws, or under applicable law.

The foregoing summary of the Indemnification Agreement is a general description only, does not purport to be complete and is qualified in its entirety by the full text of the form of Indemnification Agreement attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	Form of Indemnification Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcom, Inc.

Date: April 29, 2011	By:	/s/ S. Hoby Darling
	Name:	S. Hoby Darling
	Title:	Senior Vice President, Strategic Development, General Counsel

Exhibit Index

Exhibit No.	Description

10.1	Form of Indemnification Agreement